THE AES CORPORATION                                                   Exhibit 11

STATEMENTS REGARDING COMPUTATION OF EARNINGS PER SHARE
FOR THE PERIODS ENDED JUNE 30, 1996 AND 1997

--------------------------------------------------------------------------------
                                            Three     Three      Six       Six
                                            Months    Months    Months    Months
                                            Ended     Ended     Ended     Ended
                                           6/30/96   6/30/97   6/30/96   6/30/97
--------------------------------------------------------------------------------
($ in millions, except per share amounts)

PRIMARY

Weighted Average Number of Shares
  of Common Stock Outstanding                  75.0   81.7       74.9     79.7


Net effect of Dilutive Stock Options
  and Warrants Based on the Treasury
  Stock Method Using Average Market Price      0.9     2.1        0.9      2.1


Stock Units Allocated to the Deferred
  Compensation Plans for Executives
  and Directors                                0.3     0.3        0.3      0.3
                                               ---     ---        ---      ---


  Weighted average shares outstanding         76.2    84.1       76.1     82.1
                                              ====    ====       ====     ====

  Net Income                                 $  28   $  42      $  57    $  82
                                             =====   =====      =====    =====

  Per Share Amount                           $0.37   $0.50      $0.75    $1.00
                                             =====   =====      =====    =====

FULLY DILUTED

Weighted Average Number of Shares
 of Common Stock Outstanding                  75.0    81.7       74.9     79.7

Net effect of Dilutive Stock Options
  and Warrants Based on the Treasury
  Stock Method Using Ending Market Price       1.2     2.2        1.2      2.2

Stock Units Allocated to the Deferred
  Compensation Plans for Executives and
  Directors                                    0.3     0.3        0.3      0.3

Effect of Convertible Debt - Based on
  the If-Converted Method                      1.9     3.5        1.9      1.9
                                              ----    ----       ----     ----
  Weighted average shares
  outstanding                                 78.4    87.7       78.3     84.1
                                              ====    ====       ====     ====

  Net Income                                $   28   $  42      $  57    $  82
Additional Contribution to Net Income if
  Convertible Debt is fully converted            1       1          1        1
                                              ----    ----       ----     ----
  Adjusted Net Income                       $   29   $  43      $  58    $  83
                                            ======   =====      =====    =====
  Per Share Amount                          $ 0.37   $0.49      $0.74    $0.99
                                            ======   =====      =====    =====